Exhibit (a)(1)(iii)
OFFER TO PURCHASE

Avid Technology, Inc.

Supplement No. 1
to the
Offer to Purchase for Cash Any and All of its
2.00% Senior Convertible Notes due 2020
CUSIP No. 05367PAB6

This Supplement No. 1 (this “Supplement”) hereby supplements and amends the information previously provided in the Offer to Purchase, dated April 11, 2019 (the “Original Offer to Purchase” and, together with the Supplement, the “Offer to Purchase”) of Avid Technology, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”). Except as amended and supplemented hereby, the information in the Original Offer to Purchase remains unchanged. To the extent there are any conflicts between the information in this Supplement and the information in the Original Offer to Purchase, the information in this Supplement hereby replaces and supersedes such information. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Original Offer to Purchase.

Any questions or requests for assistance may be directed to Jefferies LLC, which is acting as sole dealer manager for the Offer (in such capacity, the “Dealer Manager”), or Global Bondholder Services Corporation, which is acting as the information agent and the tender agent for the Offer (in such capacities, as the case may be, the “Information Agent,” the “Tender Agent” or the “Information and Tender Agent”), at their addresses and telephone numbers set forth on the back cover of this Supplement. Any requests for additional copies of the Offer to Purchase or the Amended and Restated Letter of Transmittal (the “Letter of Transmittal”) may be directed to the Information and Tender Agent. A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Neither we nor our affiliates, the Dealer Manager, the Information and Tender Agent, or any of their respective affiliates, makes any recommendation as to whether or not Holders should tender all or any portion of their Notes pursuant to the Offer and no one has been authorized by any of them to make such a recommendation. Holders must make their own decisions as to whether to tender their Notes, and, if so, the amount of their Notes to tender.

Holders should carefully review the information set forth in the Offer to Purchase and the Letter of Transmittal, including “Certain Significant Consequences,” before making a decision with respect to the Offer.

The Offer has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the SEC passed upon the fairness of the Offer or upon the accuracy or adequacy of the information contained or incorporated by reference in the Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

Jefferies

Jefferies LLC
520 Madison Avenue
New York, NY 10022
212-284-8137

April 25, 2019

The Original Offer to Purchase is hereby amended and supplemented as follows:

1.	All references to “$977.50” in the Original Offer to Purchase are deleted and replaced with “$982.50”.

2.	All references to “$100,538,807.50” in the Original Offer to Purchase are deleted and replaced with “$101,053,072.50”.

The Tender Agent for the Offer is:

Global Bondholder Services Corporation

By Regular, Registered or Certified Mail Hand or Overnight Delivery: Global Bondholder Services Corporation 65 Broadway - Suite 404 New York, NY 10006 Attention: Corporate Actions	By Facsimile Transmission (for Eligible Institutions only) (212) 430-3775/3779 To confirm receipt of facsimile by telephone: (212) 430-3774

Any questions or requests for assistance may be directed to the Dealer Manager or the Information and Tender Agent at their respective telephone numbers as set forth below. Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information and Tender Agent. A Holder may also contact such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information and Tender Agent for the Offer is:

Global Bondholder Services Corporation

Global Bondholder Services Corporation
65 Broadway - Suite 404
New York, NY 10006
Banks and Brokers, Call Collect:
(212) 430-3774
All Others Call Toll Free:
(866) 470-4300

The Dealer Manager for the Offer is:

Jefferies LLC

520 Madison Avenue
New York, NY 10022
(212) 284-8137

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